Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

First Quarter 2013 Financial Results

Menlo Park, Calif. – April 23, 2013 – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the first quarter ended March 31, 2013.

During the first quarter of 2013, the Company recognized revenue from installations of its PacBio RS systems, SMRT® Cell and reagent consumables, instrument service contracts and grants. Revenue for the first quarter of 2013 totaled $5.6 million compared to revenue of $5.9 million for the fourth quarter of 2012. Net loss for the quarter was $21.1 million compared to the $21.7 million net loss during the fourth quarter of 2012.

Gross profit for the first quarter of 2013 totaled $0.9 million, resulting in a gross margin of 17%, compared to a $0.6 million gross profit for the fourth quarter of 2012 and a gross margin of 11%.

Operating expenses totaled $21.5 million for the first quarter of 2013 and $22.3 million for the fourth quarter of 2012. Operating expenses in the first quarter of 2013 include $2.6 million of non-cash stock-based compensation with $1.2 million and $1.4 million recorded in research and development, and selling, general and administrative expenses, respectively, compared to $2.5 million in non-cash stock-based compensation in the fourth quarter of 2012 with $1.2 million and $1.3 million in research and development, and selling, general and administrative expenses, respectively.

Cash and investments at March 31, 2013 totaled $112.3 million compared to $100.6 million at December 31, 2012. The increase in cash and investments during the period reflects $28.5 million provided by debt and equity financing activities offset by operating cash and investment use of $16.8 million.

The Company’s system backlog as of March 31, 2013 includes six PacBio RS instruments reflecting four new bookings during the first quarter of 2013 and two instruments carried forward from December 2012.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its first quarter 2013 results today at 4:30pm Eastern / 1:30pm Pacific. Investors may listen to the call by dialing 888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. offers the PacBio® RS II Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Sequencing technology, the Company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s backlog and future revenue implied by such backlog. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s filings with the Securities and Exchange Commission, including the most recently filed annual report on Form 10-K, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Loss

(amounts in thousands, except per share amounts)

	Quarters Ended
	March 31, 2013	December 31, 2012	March 31, 2012

Revenue:
Product revenue	$3,833	$4,279	$8,715
Service and other revenue	1,475	1,339	1,053
Grant revenue	270	260	270

Total revenue	5,578	5,878	10,038

Cost of revenue:
Cost of product revenue	3,200	3,847	8,607
Cost of service and other revenue	1,448	1,404	1,583

Total cost of revenue	4,648	5,251	10,190

Gross profit (loss)	930	627	(152)

Operating expense:
Research and development	11,983	11,652	12,073
Sales, general and administrative	9,554	10,669	15,285

Total operating expense	21,537	22,321	27,358

Operating loss	(20,607)	(21,694)	(27,510)
Other income (expense), net	(497)	25	(70)

Net loss	$(21,104)	$(21,669)	$(27,580)

Basic and diluted net loss per share	$(0.37)	$(0.39)	$(0.50)

Shares used in computing basic and diluted net loss per share	57,372	56,166	55,201

Comprehensive loss	$(21,123)	$(21,705)	$(27,502)

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands, except per share amounts)

	March 31, 2013	December 31, 2012
Assets
Cash and investments	$112,305	$100,580
Accounts receivable	2,009	2,822
Inventory, net	10,597	9,592
Prepaid and other current assets	1,570	2,006

Total current assets	126,481	115,000
Property and equipment, net	12,779	14,329
Other long-term assets	514	354

Total Assets	$139,774	$129,683

Liabilities and Stockholders’ Equity
Accounts payable	$3,011	$2,988
Deferred revenue, current	2,961	3,378
Accrued and other current liabilities	7,607	8,377

Total current liabilities	13,579	14,743
Facility financing and other non - current liabilities	5,254	5,558
Financing derivative	999	—
Note payable	12,851	—
Stockholders’ equity	107,091	109,382

Total Liabilities and Stockholders’ Equity	$139,774	$129,683